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                                                                    EXHIBIT 10.4

                      [LETTERHEAD OF EXTRICITY SOFTWARE]

January 26, 2000

Mr. Barry Ariko
14740 Farwell Avenue
Saratoga, CA 95070

Dear Barry:

On behalf of Extricity Software, Inc. ("Extricity" or the" Company"), I am pleased to offer you the position of President and Chief Executive Officer, reporting to the Board of Directors (the "Board"). In addition to your role of CEO, you'll also be elected to serve as a Director. Your annual salary will be $200,000 and you will receive the Company's standard employee benefit package (or your COBRA election, at your option).

You will also be eligible for an annual bonus in an amount equal to one half of your salary upon achievement of specific milestones. This bonus will be paid quarterly. The milestones will be proposed by you to be Board in January of each year (or within 45 days of your start date in the first year), and will be negotiated and approved by the Board.

As part of this offer, Extricity is offering you an incentive stock option to purchase 1,922,932 shares of the Company's Common Stock at an exercise price equal to the then current fair market value of the Company's Common Stock at the date of grant (the "Option Grant"). The Option Grant will be subject to the Board approval and will be effective on the date of such approval. In the event additional financing becomes necessary, you will be given dilution protection for this Initial Option Grant (the number of fully diluted shares outstanding as of the date of this offer is approximately 27,470,471). The Option Grant's vesting date will commence on your start of employment and is contingent on your continued employment. After the first six months of employment, 1/3 of the Option Grant will vest and thereafter, 1/42 of the remaining Option Grant will vest each month. The Option Grant, which is immediately exercisable, will be subject to a Repurchase Agreement that lapses according to the Option Grant's vesting schedule. Furthermore, Extricity will offer you the option of paying for any exercise of the Option Grant pursuant to the terms of a full-recourse note which will be offered at the lowest legal interest rate, with principal and interest payable within one year of an IPO or liquidation event.

Should Extricity undergo a change of control, fifty percent of your unvested Option Grant will be accelerated. In addition, in the event of a change of control, should your employment end as a result of termination other than "for cause," or as a result of "constructive termination," any of the remaining unvested portion of the Option Grant will be accelerated. In addition, you would
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Mr. Barry Ariko
January 25, 2000
Page 2

also receive a lump sum severance equal to one year of your targeted earnings (base salary plus incentive compensation).

Should your job otherwise be terminated involuntarily for any reason other than "for cause," (including death) your salary, benefits, and stock option vesting will continue for twelve months beyond the date of termination.

This offer of employment is contingent upon execution and return of this offer letter by Thursday, January 27, 2000. You will also be asked to sign an Employee Invention Agreement and Confidentiality Agreement as part of your employment. This document is enclosed for your review.

Further your employment with Extricity is "at will" and may be terminated by either the employee or employer at any time, for any reason. Nothing in this offer is to be construed as a contract of employment for any specific length of time. Except for the Non-Disclosure Agreement and the Proprietary Information Agreement and any rights in employee benefits generally offered to employees of Extricity, this offer represents the entire agreement related to your employment with Extricity and supersedes all prior or contemporaneous oral or written communications or representations.

Barry, we are pleased to welcome you to Extricity Software. Please signify your acceptance of our offer by signing below and returning this letter to me.

Sincerely,

EXTRICITY SOFTWARE

/s/ B.J. CASSIN
B.J. Cassin
Chairman of the Board


Acknowledged receipt and accepted offer:

/s/ BARRY ARIKO
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Barry Ariko

1/28/00
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Date

Projected Start Date: 2/21/00
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                                        April 28, 2000

Mr. Barry M. Ariko
14740 Farwell Avenue
Saratoga, CA  95070

Dear Barry:

     This letter shall serve as an amendment to the January 26, 2000 Offer Letter from Extricity Software, Inc. (the "Company") to you (the "Offer Letter"). This letter clarifies the understanding between the Company and you regarding the anti-dilution protection provided to you in the Offer Letter.

     As set forth in the Offer Letter, you were granted incentive stock options to purchase 1,922,932 shares of the Company's Common Stock at an exercise price equal to the fair market value of the Company's Common Stock on the date of grant. The options granted represented exactly seven percent (7%) of the outstanding equity securities of the Company as of the date of grant, based on the number of shares outstanding on a fully diluted basis.

     As you know, the Company is in the process of closing a new round of financing by selling shares of the Company's Series F Preferred Stock. Consistent with the Offer Letter, the Company will grant you additional stock options such that your equity interest in the Company following the financing will be equal to seven percent (7%) of the outstanding equity securities of the Company immediately following the financing, on a fully diluted basis. The exercise price of the additional options granted shall be equal to the fair market value of the Company's Common Stock on the date of grant. Your anti-dilution protection will terminate upon the closing of the Series F financing, and will not apply to any subsequent issuances of equity securities.

     Except as set forth herein, the terms of the Offer Letter shall remain in full force and effect.



EXTRICITY, INC.                                ACKNOWLEDGED AND AGREED TO:

                                               BARRY M. ARIKO

By: /s/ B.J. Cassin                             /s/ Barry M. Ariko
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Its: Director
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